UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report: May 9, 2016

(Date of earliest event reported)

ENTEROMEDICS INC.

(Exact name of registrant as specified in its charter)

Commission File Number: 1-33818

Delaware	48-1293684
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

2800 Patton Road, St. Paul, Minnesota 55113

(Address of principal executive offices, including zip code)

(651) 634-3003

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

(a)	Minimum Bid Price Deficiency Letter

On May 9, 2016, EnteroMedics Inc. (the “Company”) received a written notice (the “Bid Price Notice”) from the Listing Qualifications department (the “Nasdaq Staff”) of The Nasdaq Stock Market (“Nasdaq”) indicating that the Company is not in compliance with the $1.00 Minimum Bid Price requirement set forth in Nasdaq Listing Rule 5550(a)(2) for continued listing on the Nasdaq Capital Market.

The Nasdaq Listing Rules require listed securities to maintain a minimum bid price of $1.00 per share and, based upon the closing bid price for the last 30 consecutive business days, the Company no longer meets this requirement. The Bid Price Notice indicated that the Company will be provided 180 calendar days in which to regain compliance. If at any time during this period the bid price of the Company’s common stock closes at or above $1.00 per share for a minimum of ten consecutive business days, the Nasdaq Staff will provide the Company with a written confirmation of compliance and the matter will be closed.

In the event the Company does not regain compliance with Rule 5550(a)(2) prior to the expiration of the 180 calendar day period, the Nasdaq Staff will provide the Company with written notification that its securities are subject to delisting from the Nasdaq Capital Market. At that time, the Company may appeal the delisting determination to a Hearings Panel.

Alternatively, if the Company fails to regain compliance with Rule 5550(a)(2) prior to the expiration of the 180 calendar day period, but meets the continued listing requirement for market value of publicly held shares and all of the other applicable standards for initial listing on The Nasdaq Capital Market, with the exception of the minimum bid price, and provides written notice of its intention to cure the deficiency during the second compliance period by effecting a reverse stock split, if necessary, then the Company may be granted an additional 180 calendar days to regain compliance with Rule 5550(a)(2).

The Company intends to actively monitor its performance with respect to the listing standards and will consider available options to resolve the deficiency and regain compliance with the Nasdaq rules.

(b)	Stockholders’ Equity Deficiency

On May 10, 2016, the Company filed its Form 10-Q for the quarter ended March 31, 2016, which reported that the Company had stockholders’ equity of $(1,259,287) as of March 31, 2016. Nasdaq Listing Rule 5550(b)(1) requires the Company to have stockholders’ equity of at least $2.5 million for continued listing on the Nasdaq Capital Market. As a result, the Company is not in compliance with Nasdaq Listing Rule 5550(b)(1) and will soon receive a written notice (the “Equity Notice”) from the Nasdaq Staff with respect to the Company’s failure to comply with the stockholders’ equity requirement.

In accordance with Nasdaq Listing Rule 5810, the Company expects the Equity Notice to inform the Company that it has until 45 days from the date of the Equity Notice to prepare and submit a plan to Nasdaq outlining how it intends to regain compliance. If the plan is accepted, the Company can be granted up to 180 calendar days from the date of the Equity Notice to evidence compliance. If the Company is unable to evidence compliance in that period, the Nasdaq Staff will provide the Company with written notification that its securities are subject to delisting from The Nasdaq Capital Market. At that time, the Company may appeal the delisting determination to a Hearings Panel. There can be no guarantee that the Company will be able to regain compliance with the continued listing requirement of Rule 5550(b)(1) or that its plan will be accepted by Nasdaq.

The Company is currently evaluating its available options to resolve the deficiency and regain compliance with the Nasdaq minimum stockholders’ equity requirement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTEROMEDICS INC.

By:	/s/ Greg S. Lea
Greg S. Lea
Chief Financial Officer and Chief Compliance Officer

Date: May 13, 2016